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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                FormFactor, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   346375108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages

                            Exhibit Index on Page 13

CUSIP No. 346375108                                           Page 2 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mohr, Davidow Ventures IV, L.P. ("MDV IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,433,557 shares, except that Fourth MDV Partners,
                        L.L.C. ("Fourth MDV Partners"), the general partner of
                        MDV IV, may be deemed to have sole voting power, and
                        Lawrence G. Mohr ("Mohr"), William H. Davidow
                        ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy
                        Schoendorf ("Schoendorf"), the members of Fourth MDV
                        Partners, may be deemed to have shared power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,433,557 shares, except that Fourth MDV Partners, the
    WITH                general partner of MDV IV, may be deemed to have sole
                        dispositive power, and Mohr, Davidow, Feiber, and
                        Schoendorf, the members of Fourth MDV Partners, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,433,557 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.59%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 3 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MDV IV Entrepreneurs' Network Fund, L.P.
      ("MDV IV Entrepreneurs' Network Fund")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        131,487 shares, except that Fourth MDV Partners, L.L.C.
                        ("Fourth MDV Partners"), the general partner of MDV IV
                        Entrepreneurs' Network Fund, may be deemed to have sole
                        voting power, and Lawrence G. Mohr ("Mohr"), William H.
                        Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and
                        Nancy Schoendorf ("Schoendorf"), the members of Fourth
                        MDV Partners, may be deemed to have shared power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               131,487 shares, except that Fourth MDV Partners, the
    WITH                general partner of MDV IV Entrepreneurs' Network Fund,
                        may be deemed to have sole dispositive power, and Mohr,
                        Davidow, Feiber, and Schoendorf, the members of Fourth
                        MDV Partners, may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      131,487 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 4 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Fourth MDV Partners, L.L.C. ("Fourth MDV Partners")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,565,044 shares, 3,433,557 of which are directly owned
                        by MDV IV and 131,487 of which are directly owned by MDV
                        IV Entrepreneurs' Network Fund. Fourth MDV Partners, the
                        general partner of MDV IV and MDV IV Entrepreneurs'
                        Network Fund, may be deemed to have sole voting power,
                        and Mohr, Davidow, Feiber, and Schoendorf, the members
                        of Fourth MDV Partners, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,565,044 shares, 3,433,557 of which are directly owned
    WITH                by MDV IV and 131,487 of which are directly owned by MDV
                        IV Entrepreneurs' Network Fund. Fourth MDV Partners, the
                        general partner of MDV IV and MDV IV Entrepreneurs'
                        Network Fund, may be deemed to have sole dispositive
                        power, and Mohr, Davidow, Feiber, and Schoendorf, the
                        members of Fourth MDV Partners, may be deemed to have
                        shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,565,044 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.96%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 5 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Lawrence G. Mohr, Jr. ("Mohr")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,565,044 shares, of which 3,433,557 are directly owned
  OWNED BY              by MDV IV and 131,487 are directly owned by MDV IV
    EACH                Entrepreneurs' Network Fund. Mohr is a general partner
  REPORTING             of Fourth MDV Partners, the general partner of MDV IV
   PERSON               and MDV IV Entrepreneurs' Network Fund, and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,565,044 shares, of which 3,433,557 are directly owned by MDV IV and 131,487 are directly owned by MDV IV Entrepreneurs' Network Fund. Mohr is a general partner of Fourth MDV Partners, the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,565,044 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.96%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 6 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William H. Davidow ("Davidow")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        160,361 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,640,044 shares, of which 3,433,557 are directly owned
  OWNED BY              by MDV IV, 131,487 are directly owned by MDV IV
    EACH                Entrepreneurs' Network Fund and 75,000 are directly
  REPORTING             owned by Chachagua Partnership ("Chachagua"). Davidow is
   PERSON               a general partner of Fourth MDV Partners, the general
                        partner of MDV IV and MDV IV Entrepreneurs' Network
                        Fund, and a general partner of Chachagua, and may be
                        deemed to have shared power to vote these shares.
                        Davidow disclaims beneficial ownership of the securities
                        held by Chachagua except to the extent of his indirect
                        pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        160,361 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,640,044 shares, of which 3,433,557 are directly owned by MDV IV, 131,487 are directly owned by MDV IV Entrepreneurs' Network Fund and 75,000 are directly owned by Chachagua. Davidow is a general partner of Fourth MDV Partners, the general partner of MDV and MDV IV Entrepreneurs' Network Fund, and a general partner of Chachagua, and may be deemed to have shared power to dispose of these shares. Davidow disclaims beneficial ownership of the securities held by Chachagua except to the extent of his indirect pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,800,405 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.62%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 7 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Feiber ("Feiber")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,565,044 shares, of which 3,433,557 are directly owned
  OWNED BY              by MDV IV and 131,487 are directly owned by MDV IV
    EACH                Entrepreneurs' Network Fund. Feiber is a general partner
  REPORTING             of Fourth MDV Partners, the general partner of MDV IV
   PERSON               and MDV IV Entrepreneurs' Network Fund, and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,565,044 shares, of which 3,433,557 are directly owned by MDV IV and 131,487 are directly owned by MDV IV Entrepreneurs' Network Fund. Feiber is a general partner of Fourth MDV Partners, the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,565,044 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.96%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 8 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nancy J. Schoendorf ("Schoendorf")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,565,044 shares, of which 3,433,557 are directly owned
  OWNED BY              by MDV IV and 131,487 are directly owned by MDV IV
    EACH                Entrepreneurs' Network Fund. Schoendorf is a general
  REPORTING             partner of Fourth MDV Partners, the general partner of
   PERSON               MDV IV and MDV IV Entrepreneurs' Network Fund, and may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,565,044 shares, of which 3,433,557 are directly owned by MDV IV and 131,487 are directly owned by MDV IV Entrepreneurs' Network Fund. Schoendorf is a general partner of Fourth MDV Partners, the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,565,044 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.96%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 346375108                                           Page 9 of 14 Pages

ITEM 1(a).        NAME OF ISSUER:

                  FormFactor, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2140 Research Drive

                  Livermore, California  94550

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Mohr, Davidow Ventures IV, L.P., a Delaware limited partnership ("MDV IV"), MDV IV Entrepreneurs' Network Fund, L.P., a Delaware limited partnership ("MDV IV Entrepreneurs' Network Fund"), Fourth MDV Partners, L.L.C., a Delaware limited liability company ("Fourth MDV Partners"), Lawrence G. Mohr ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  Fourth MDV Partners is the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund. Mohr, Davidow, Feiber, and Schoendorf are the general partners/managing members of Fourth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr, Davidow Ventures
                  2775 Sand Hill Road, Suite 240
                  Menlo Park, California  94025

ITEM 2(c)         CITIZENSHIP:

                  MDV IV and MDV IV Entrepreneurs' Network Fund, are Delaware limited partnerships. Fourth MDV Partners is a Delaware limited liability company. Mohr, Davidow, Feiber, and Schoendorf are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  346375108

ITEM 3.           Not Applicable

CUSIP No. 346375108                                          Page 10 of 14 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2003:

                     (a)   Amount beneficially owned:

                     See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                     See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                           See Row 5 of cover page for each Reporting Person.

                           (ii)     Shared power to vote or to direct the vote:

                           See Row 6 of cover page for each Reporting Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                           See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                           See Row 8 of cover page for each Reporting Person.

CUSIP No. 346375108                                          Page 11 of 14 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of MDV IV and MDV IV Entrepreneurs' Network Fund and the limited liability company agreement of Fourth MDV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

CUSIP No. 346375108                                          Page 12 of 14 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2004


                                     By: /s/ Nancy J. Schoendorf
                                         ---------------------------------------
                                         Nancy J. Schoendorf, individually, and
                                         on behalf of MDV IV, in her capacity as
                                         a managing member of Fourth MDV
                                         Partners, the general partner of MDV
                                         IV, on behalf of MDV IV Entrepreneurs'
                                         Network Fund, in her capacity as a
                                         managing member of Fourth MDV, the
                                         general partner of MDV IV
                                         Entrepreneurs' Network Fund, and on
                                         behalf of Fourth MDV Partners in her
                                         capacity as a managing member thereof.


                                     By: /s/ William H. Davidow
                                         ---------------------------------------
                                         William H. Davidow


                                     By: /s/ Jonathan D. Feiber
                                         ---------------------------------------
                                         Jonathan D. Feiber


                                     By: /s/ Lawrence G. Mohr, Jr.
                                         ---------------------------------------
                                         Lawrence G. Mohr, Jr.

CUSIP No. 346375108                                          Page 13 of 14 Pages

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A: Agreement of Joint Filing                                   14

CUSIP No. 346375108                                          Page 14 of 14 Pages

                                    EXHIBIT A

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of FormFactor, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


February 13, 2004


                                     By: /s/ Nancy J. Schoendorf
                                         ---------------------------------------
                                         Nancy J. Schoendorf, individually, and
                                         on behalf of MDV IV, in her capacity as
                                         a managing member of Fourth MDV
                                         Partners, the general partner of MDV
                                         IV, on behalf of MDV IV Entrepreneurs'
                                         Network Fund, in her capacity as a
                                         managing member of Fourth MDV, the
                                         general partner of MDV IV
                                         Entrepreneurs' Network Fund, and on
                                         behalf of Fourth MDV Partners in her
                                         capacity as a managing member thereof.


                                     By: /s/ William H. Davidow
                                         ---------------------------------------
                                         William H. Davidow


                                     By: /s/ Jonathan D. Feiber
                                         ---------------------------------------
                                         Jonathan D. Feiber


                                     By: /s/ Lawrence G. Mohr, Jr.
                                         ---------------------------------------
                                         Lawrence G. Mohr, Jr.